Exhibit 99.2

Investor Contact:	Media Contact:
Joanne Keates	Todd Evans
Vice President, Investor Relations	Corporate Communications
(714) 444-8551	(714) 445-3066
joanne.keates@mscsoftware.com	todd.evans@mscsoftware.com

MSC.Software Announces a Summary of the Results of the

Audit Committee’s Independent Review

SANTA ANA, Calif. – February 16, 2005 - MSC.Software Corp. (NYSE: MNS), today announced that the previously disclosed independent review directed by its Audit Committee is now complete and the report to the Audit Committee from its legal counsel has been presented to the Board of Directors of MSC.Software. Key conclusions from the report are summarized below.

The independent review found evidence that information was withheld from, and inaccurate or misleading information was provided to, the Company’s independent public auditors in connection with the accounting treatment of stock options of a departing employee of a foreign subsidiary and revenue recognition with respect to software contracts in Korea.

The independent review found instances where backdated documents were obtained or sought, either to accelerate revenue or to provide audit documentation to the Company’s independent auditors. Although the independent review did not review all transactions, the independent review did not observe any significant pattern or practice of intentional backdating of documents by Company employees or any evidence of a systematic attempt by the Company’s management to alter or manage revenues.

The independent review raised concerns regarding the timing of the recognition of revenues, the completeness of the documentation required to recognize revenue, the implementation of appropriate cut-off procedures at the end of accounting periods and other failures to comply with generally accepted accounting principles.  These concerns, as well as revenue recognition in general, will be addressed as part of the Company’s previously announced restatement of the Company’s financial statements for all periods subsequent to December 31, 2000.  The Company believes that the timing and allocation of revenue between deferred revenue and recognized revenue will change.  What impact the Company’s review of revenue recognition will have on its reported revenues for various periods cannot yet be determined.

The Company also intends to make certain non-revenue adjustments as part of the restatement process.  These proposed adjustments relate to the following items:

•                                          an increase in selling, general and administrative expense and additional paid-in capital in 2002 relating to a compensation charge as a result of the modification of stock options of two departing employees;

•                                          revenue recognized in the fourth quarter of 2002 that should have been deferred as a result of MSC.Software’s settlement with the FTC in November of 2002;

•                                          an increase to retained earnings as of January 1, 2001 resulting from the reversal of a valuation reserve for capitalized software;

•                                          decreases in the income tax provisions in 2001, 2002 and 2003 related to the tax effects of the adjustments described above and the accounting for a deferred tax liability in connection with an acquisition;

•                                          recognizing an accrual for certain foreign defined benefit plans in the applicable years rather than in 2003;

•                                          a decrease in goodwill in 2001 and a decrease in related impairment charges in 2002, in each case relating to the acquisition of Advanced Enterprise Solutions, Inc.;

•                                          an adjustment to loss on disposal of discontinued operations relating to the revised estimate of cash flows for the Southfield office lease in the fourth quarter of 2003;

•                                          reclassification of goodwill amounts related to the acquisition of MSC-Australia; this acquisition took place in 2000 and the adjustments will impact 2001 and 2002;

•                                          write-off of the Korean unearned/unbilled income account from the 2001 balance sheet; and

•                                          an adjustment to the accounting for a key man life insurance policy to record the cash surrender value in 2001 and related adjustments in 2002.

The exact impact of these proposed adjustments will be determined as part of the Company’s restatement process.

The independent review raised additional questions regarding the accounting treatment for the Company’s acquisition of Advanced Enterprise Solutions, Inc. in July 2001.  This issue is being reviewed by the Company and any changes required to that accounting will be part of the Company’s restatement process.

Finally, the independent review observed certain internal control weaknesses that contributed to the revenue and non-revenue concerns identified during the independent review.  The internal control weaknesses observed were (1) weak oversight in the overall control environment; (2) an organizational structure that compromised the regional finance function’s independence in evaluating judgments and estimates to achieve accurate financial reporting; (3) ambiguous and inconsistent internal accounting policies and procedure; (4) inadequate monitoring and Oracle system controls in the revenue data entry process; (5) insufficient documentation of assumptions and judgments to support historical accounting; and (6) insufficient skills and/or training to ensure that the Company’s internal accounting policies and procedures would generate financial reporting in accordance with GAAP.

The restatement, once completed, will be subject to audit by the Company’s independent auditors.  When the restatement is complete and it has been audited, the Company will make the filings necessary to become current under the requirements of the Securities and

Exchange Commission.  No assurance can be given as to the time required to complete the restatement or that additional accounting issues will not arise during this process.

The Company’s new Chief Executive Officer, William Weyand, noted that “the Company appreciates the manner in which the Audit Committee handled this matter.  There have been a number of recent and significant changes in Company personnel and the new management team is committed to upgrading the Company’s financial controls and reporting processes to ensure compliance with accounting standards.”  As part of this effort, the Company has revised its organizational structure, created an internal audit function, strengthened document control and data entry processes, instituted training worldwide and implemented and will continue to implement other changes to its internal controls and procedures to rectify deficiencies observed by the Audit Committee review and otherwise to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.  The Company cooperated fully with the independent review and is working diligently to complete the restatement of its financial statements as soon as possible.

About MSC.Software Corporation

MSC.Software (NYSE: MNS) is the leading global provider of virtual product development (VPD) products including simulation software and services that help companies make money, save time and reduce costs associated with designing and testing manufactured products.  MSC.Software works with thousands of companies in hundreds of industries to develop better products faster by utilizing information technology, software and services.  MSC.Software employs more than 1300 people in 22 countries.  For additional information about MSC.Software’s products and services, please visit www.mscsoftware.com.